Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, President Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Completes
Purchase of Majority Interest in Steel Conduit Company

OWINGS MILLS, MD, October 24, 2006 - Universal Security Instruments, Inc. (AMEX: UUU) today announced it has completed its purchase of a majority interest in two affiliated Canadian companies, International Conduits Ltd. (Icon) and Intube Inc. (Intube).

The close of the transaction follows Universal’s September announcement of a Letter of Intent regarding the acquisitions. The Company announced a total purchase price of approximately $1,757,000 USD ($2 million CAD) for the companies. In addition, Universal funded approximately $841,000 USD ($957,000 CAD) which was used by Icon and Intube to repay a portion of their respective obligations to their shareholders and members of their shareholders’ families.

Both Icon and Intube are based in Ontario. Icon sells both steel conduit and electrical accessories for the Canadian residential and commercial markets, while Intube manufactures steel conduit for Icon. Universal said it expects U.S. steel conduit sales and shipments to begin immediately, with revenues accretive to its fiscal third quarter results.

According to the U.S. Department of Commerce and the U.S. Census Bureau, the market size for steel electrical conduit was in excess of $1.2 billion in 2005.

“We are very pleased to have completed this acquisition. As previously stated, we believe the addition of Icon and Intube will help us further leverage our existing U.S. electrical distribution network and diversify our revenue streams within the commercial market,” said Harvey Grossblatt, chief executive officer. “Steel conduit is used by many of our current smoke and carbon monoxide alarm customers, giving us unique efficiencies in sales, marketing and service. By diversifying into the commercial market, this purchase also helps us to begin to reduce our exposure to the fluctuations of the residential housing market.”

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S. based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 37-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actually results may differ materially, from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. These risks include, but are not limited to, those risks identified in the Company’s periodic reports filed with The Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

7-A GWYNNS MILL COURT • OWINGS MILLS, MARYLAND 21117, USA
 (410) 363-3000 • www.universalsecurity.com